Exhibit 5.1

August [*], 2026

ARC Group Acquisition II Corp.

398 S. Mill Avenue, Suite 306

Tempe, AZ 85284

Re: ARC Group Acquisition II Corp.

Ladies and Gentlemen:

We have acted as United States securities counsel to ARC Group Acquisition II Corp., a British Virgin Islands business company (the “Company”), in connection with the Registration Statement on Form S-1, as amended, File No. 333-[*] (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), covering an underwritten public offering (the “Offering”) of (i) 10,500,000 units (the “Units”), with each Unit consisting of one of the Company’s Class A ordinary shares, par value $0.0001 per share (the “Ordinary Shares”), one right to receive one-fourth (1/4) of one Ordinary Share (each, a “Right”) and one redeemable warrant (the “Warrants”); (ii) up to 1,575,000 Units (the “Over-Allotment Units”) for which the underwriter has been granted an over-allotment option; (iii) all Ordinary Shares, Rights and Warrants issued as part of the Units and Over-Allotment Units; and (iv) all Ordinary Shares issuable upon exercise of the Warrants included in the Units, and Over-Allotment Units.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company. Because the agreements governing the Units and the Warrants contain provisions stating that they are to be governed by the laws of the State of New York, we are rendering this opinion as to New York law and have assumed the due authorization, execution and delivery of each such agreement by the Company in accordance with the laws of the British Virgin Islands. We are admitted to practice in the State of New York, and we express no opinion as to any matters governed by any law other than the law of the State of New York. In particular, we do not purport to pass on any matter governed by the laws of the British Virgin Islands.

Based upon the foregoing, we are of the opinion that the Rights (including the Rights issuable in connection with the Over-Allotment Units), the Warrants (including the Warrants issuable in connection with the Over-Allotment Units), the Units and the Over-Allotment Units, if and when paid for in accordance with the terms of the underwriting agreement between the Company and the underwriter for the Offering, will constitute the valid and legally binding obligation of the Company, enforceable against it in accordance with its terms.

In addition, the foregoing opinions are qualified to the extent that (a) enforceability may be limited by and be subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law (including, without limitation, concepts of notice and materiality), and by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ and debtors’ rights generally (including, without limitation, any state or federal law in respect of fraudulent transfers); and (b) no opinion is expressed herein as to compliance with or the effect of federal or state securities or blue sky laws.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your U.S. counsel and to all references made to us in the Registration Statement and in the prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Rimon P.C.

Rimon P.C.

1050 Connecticut Avenue NW, Suite 500, Washington, D.C. 20036

D: 202.935.3390 | 800.930.7271 ext. 319 | F: 202.935.3390 | debbie.klis@rimonlaw.com